                                                                       EXHIBIT 5

                            Opinion of Legal Counsel

                                January 30, 2003

Oregon Pacific Bancorp
P.O. Box 22000
Florence, Oregon  97439

                  RE:      OREGON PACIFIC BANCORP - DIVIDEND REINVESTMENT PLAN

To Oregon Pacific Bancorp:

                  The undersigned has served as counsel to Oregon Pacific Bancorp (the "Company") in connection with the Registration Statement of the Company on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended, for the registration of 500,000 shares of common stock, no par value, of the Company (the "Shares"). The Shares are to be issued under and pursuant to the Company's Dividend Reinvestment Plan (the "Plan").

                  For purposes of this opinion letter, the undersigned has examined and relied upon:

         (i)      A copy of the Articles of Incorporation of the Company; and

         (ii) A copy of the Registration Statement, which includes a copy of the Plan.

         Based on the foregoing, it is the opinion of the undersigned that:

         1. The Company has been duly established and is existing under its Articles of Incorporation as a corporation under the laws of the State of Oregon, and has made all filings required to be made under Oregon law.

         2. The Shares to be issued under the Plan have been authorized, and when issued and paid for in accordance with the Plan, will be validly issued, fully paid and nonassessable by the Company.

                  The undersigned hereby consents to the filing of this opinion letter as an Exhibit to the Registration Statement.


                                       Very truly yours,

                                       /s/ Bennett H. Goldstein

                                       Bennett H. Goldstein